UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 26, 2007

FEDERAL HOME LOAN BANK OF SAN FRANCISCO
(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51398	94-6000630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 California Street
San Francisco, CA 94108
(Address of principal executive offices, including zip code)

(415) 616-1000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2007 Base Salary Increases. On January 26, 2007, the Board of Directors of the Federal Home Loan Bank of San Francisco ("Bank") approved 2007 base salaries for the Bank's named executive officers identified in the Bank's Annual Report on Form 10-K filed on March 16, 2006. The 2007 base salaries of the named executive officers (effective January 1, 2007, for Dean Schultz and February 1, 2007, for the other named executive officers) are: Dean Schultz - $682,500.00, Lawrence H. Parks - $363,800.00, Steven T. Honda - $298,000.00, and Stephen P. Traynor - $296,900.00.

2007 Executive Incentive Compensation Plans. On January 26, 2007, the Bank's Board of Directors approved the 2007 President's Incentive Plan, the 2007 Executive Incentive Plan, and the 2007 Executive Performance Unit Plan. The incentive compensation plans are designed to award incentive compensation to the Bank's officers for accomplishing Bank goals that are approved by the Board of Directors, as well as individual goals.

The 2007 President's Incentive Plan is solely for the Bank's president and chief executive officer, a named executive officer. The 2007 Executive Incentive Plan, which includes the Bank's other named executive officers, is for any Bank executive vice president, senior vice president, vice president and assistant vice president, but does not apply to the Bank's internal audit director and other officers in the internal audit department. Awards under the 2007 President's Incentive Plan and the 2007 Executive Incentive Plan are based on the total weighted achievement level of Bank goals and individual goals during 2007, with an additional portion determined at the discretion of the Board of Directors. Bank goals are given greater weight in the calculation of awards for senior officers because these officers have a greater direct impact on the Bank's overall performance.

The following table sets forth the award ranges under the 2007 President's Incentive Plan and the 2007 Executive Incentive Plan as a percentage of each officer's base salary for the plan year, based on total weighted achievement levels ranging from 75% of target (threshold) to 200% of target (far exceeding target). Awards for total weighted achievement below 75% of target are at the discretion of the Board.

Total Weighted Achievement Level (percentage of target)	Chief Executive Officer	Executive Vice President	Senior Vice President
200%	60%	55%	50%
150-199%	45-59%	40-54%	37-49%
100-149%	30-44%	27-39%	25-36%
75-99%	15-29%	14-26%	12-24%
0-74%	Awards at the discretion of the Board

Final awards, if any, under the 2007 President's Incentive Plan and the 2007 Executive Incentive Plan are to be paid following Board approval in January 2008.

The 2007 Executive Performance Unit Plan is for the Bank's president, executive vice president, and senior vice presidents (except the Bank's internal audit director), including the named executive officers. Awards under the Bank's Executive Performance Unit Plans are based on three-year performance periods. A new three-year performance period is established each year, so that there are three separate performance periods in effect at one time.

Awards under the Executive Performance Unit Plans are based on the total weighted achievement level of Bank goals over the three-year performance period, multiplied by a target award percentage, multiplied by the executive's base salary in the first year of the three-year performance period. If the total weighted achievement level of Bank goals is between 100% and 200% of target, the target award percentages are 30% for the president and chief executive officer, 27% for the executive vice president, and 25% for senior vice presidents. If the total weighted achievement level is at least 75% but below 100% of target, the target award percentages are 15% for the president and chief executive officer, 14% for the executive vice president, and 12% for senior vice presidents. For the 2007 Executive Performance Unit Plan, awards are to be calculated based on total weighted achievement levels ranging from 75% of target (threshold) to 200% of target (far exceeding target goal). Except under extraordinary circumstances, no awards will be paid if the total weighted achievement level is below 75%. The Board also has the discretion to increase or decrease awards under the 2007 Executive Performance Unit Plan by 25% to account for performance that is not captured by the achievement level of the Bank goals. Final awards, if any, are to be paid following Board approval after the end of the three-year performance period.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of San Francisco

Date: February 1, 2007	By: /s/ Dean Schultz
Dean Schultz President and Chief Executive Officer